Exhibit 99.1
Contact:  Walter H. Hasselbring, III
                 (815) 432-2476

IF BANCORP, INC. ANNOUNCES RESULTS FOR FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2017
IF Bancorp, Inc. (NASDAQ: IROQ) (the "Company") the holding company for Iroquois Federal Savings and Loan Association (the "Association"), announced net income of $3.9 million, or $1.06 per basic and diluted share for the fiscal year ended June 30, 2017, compared to $3.6 million, or $0.96 per basic share and $0.95 per diluted share for the fiscal year ended June 30, 2016.  The Company also announced net income of $602,000, or $0.16 per basic and diluted share for the three months ended June 30, 2017, compared to $1.1 million, or $0.29 per basic and diluted share for the three months ended June 30, 2016.
For the year ended June 30, 2017, net interest income was $17.7 million, compared to $17.1 million for the year ended June 30, 2016.  The provision for loan losses increased to $1.7 million for the year ended June 30, 2017, from $1.4 million for the year ended June 30, 2016.  Interest income increased to $21.3 million for the year ended June 30, 2017, from $20.4 million for the year ended June 30, 2016.  Interest expense increased to $3.6 million for the year ended June 30, 2017, from $3.3 million for the year ended June 30, 2016.  Non-interest income increased to $4.7 million for the year ended June 30, 2017, from $4.1 million for the year ended June 30, 2016.  Non-interest expense increased to $14.5 million for the year ended June 30, 2017, from $14.2 million for the year ended June 30, 2016.  For the year ended June 30, 2017, income tax expense totaled $2.3 million compared to $2.0 million for the year ended June 30, 2016.
Total assets at June 30, 2017 were $585.5 million compared to $595.6 million at June 30, 2016.  Cash and cash equivalents increased to $7.8 million at June 30, 2017, from $6.4 million at June 30, 2016.   Investment securities decreased to $111.6 million at June 30, 2017, from $121.3 million at June 30, 2016.  Net loans receivable decreased to $440.3 million at June 30, 2017, from $443.7 million at June 30, 2016.  Deposits increased to $439.1 million at June 30, 2017, from $433.7 million at June 30, 2016.  Total borrowings, including repurchase agreements, decreased to $55.7 million at June 30, 2017 from $71.4 million at June 30, 2016.  Stockholders' equity was $84.0 million at both June 30, 2017 and 2016.
The allowance for loan losses increased $1.4 million to $6.8 million at June 30, 2017, from $5.4 million at June 30, 2016. The increase was mostly the result of a specific allowance relating to one large credit in the amount of $7.8 million secured by 45 one- to four-family properties where the borrower became involved in litigation, and subsequently filed for bankruptcy protection.  The properties securing this loan are all existing homes that were acquired by the borrower to be renovated and resold.  Our best estimate of potential loss once the properties can be worked through the bankruptcy proceeding resulted in an addition to the allowance of $1.5 million.  Excluding the effect of this one specific allowance, the allowance for loan losses would have declined by $100,000 as a result of a decrease in outstanding loans.  While the overall increase was necessary in order to bring the allowance for loan losses to a level that reflects management's estimate of potential loss in the Company's portfolio at June 30, 2017, management notes that this is an isolated credit which created the addition to both the allowance and to non-performing assets, and is not reflective of the remaining loan portfolio.

As announced on August 9, 2017, IF Bancorp, Inc. will pay a cash dividend of $0.10 per common share on or about October 20, 2017, to stockholders of record as of the close of business on September 25, 2017.  This dividend reflects a 25% increase over our last dividend paid in April 2017.

IF Bancorp, Inc. is the savings and loan holding company for Iroquois Federal Savings and Loan Association (the "Association").  The Association, originally chartered in 1883 and headquartered in Watseka, Illinois, conducts its operations from six full-service banking offices located in Watseka, Danville, Clifton, Hoopeston, Savoy, and Bourbonnais, Illinois and a loan production and wealth management office in Osage Beach, Missouri.  The principal activity of the Association's wholly-owned subsidiary, L.C.I. Service Corporation, is the sale of property and casualty insurance.

Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.
Selected Income Statement Data
(Dollars in thousands, except per share data)
	Quarter Ended June 30, 2017	Quarter Ended June 30, 2016	Year Ended June 30, 2017	Year Ended June 30, 2016
	(unaudited)	(unaudited)	(unaudited)
Interest income	$5,327	$5,368	$21,338	$20,373
Interest expense	935	936	3,617	3,313
Net interest income	4,392	4,432	17,721	17,060
Provision for loan losses	1,496	224	1,721	1,366
Net interest income after provision for loan losses	2,896	4,208	16,000	15,694
Non-interest income	1,750	1,026	4,728	4,095
Non-interest expense	3,712	3,549	14,535	14,209
Income before taxes	934	1,685	6,193	5,580
Income tax expense	332	617	2,274	2,014

Net income	$602	$1,068	$3,919	$3,566

Earnings per share (1)
Basic	$0.16	$0.29	$1.06	$0.96
Diluted	$0.16	$0.29	$1.06	$0.95

Weighted average shares outstanding (1)
Basic	3,668,572	3,722,980	3,682,513	3,731,511
Diluted	3,703,809	3,733,644	3,712,074	3,734,622

Performance Ratios
	Year Ended June 30, 2017	Year Ended June 30, 2016
	(unaudited)
Return on average assets	0.67%	0.62%
Return on average equity	4.69%	4.35%
Net interest margin on average interest earning assets	3.14%	3.11%

Selected Balance Sheet Data
(Dollars in thousands, except per share data)
	Year Ended June 30, 2017	Year Ended June 30, 2016
	(unaudited)
Assets	$585,474	$595,565
Cash and cash equivalents	7,766	6,449
Investment securities	111,611	121,328
Net loans receivable	440,322	443,748
Deposits	439,146	433,708
Total borrowings, including repurchase agreements	55,683	71,392
Total stockholders' equity	83,969	83,972
Book value per share (2)	21.31	20.92
Average stockholders' equity to average total assets	14.27%	14.33%

Asset Quality
(Dollars in thousands)
	Year Ended June 30, 2017	Year Ended June 30, 2016
	(unaudited)
Non-performing assets (3)	$9,968	$2,527
Allowance for loan losses	6,835	5,351
Non-performing assets to total assets	1.70%	0.42%
Allowance for losses to total loans	1.53%	1.19%

(1) (2) (3)
Shares outstanding do not include ESOP shares not committed for release.
Total stockholders' equity divided by shares outstanding of 3,940,408 and 4,014,061 at June 30, 2017 and 2016, respectively.
Non-performing assets include non-accrual loans, loans past due 90 days or more and accruing, and foreclosed assets held for sale.